EXHIBIT 10.13

July 30, 2010

Board of Directors

Spectrum Health Network, Inc.

555 H Street, Suite H

Eureka, CA 95501

Effective immediately, please consider this my letter of resignation as President and a member of the Board of Directors of Spectrum Health Network, Inc. My resignation is not the result of a disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

Sincerely,

/s/ Larry Newman

Larry Newman